===============================================================================
                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                                VIEW TECH, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                                VIEW TECH, INC.
                          3760 Calle Tecate, Suite A.
                             Camarillo, CA  93012





                                                                  April 26, 1999



To Our Stockholders:

     You are cordially invited to attend the Annual Meeting (the "Annual Meeting") of Stockholders of View Tech, Inc., a Delaware corporation (the "Company"), which will be held at 10:00 a.m. PDT on May 25, 1999, at the Hyatt Westlake Plaza, located at 880 South Westlake Boulevard, Westlake Village, California 91361. All holders of the Company's outstanding Common Stock as of April 7, 1999 are entitled to vote at the Annual Meeting.

     Enclosed is a copy of the Notice of Annual Meeting of Stockholders, proxy statement and proxy. A current report on the business operations of the Company will be presented at the meeting, and stockholders will have an opportunity to ask questions.

     We hope you will be able to attend the Annual Meeting. Whether or not you expect to attend, it is important you complete, date, sign, and return the proxy in the enclosed envelope in order to make certain that your shares will be represented at the Annual Meeting.

                                            Sincerely,

                                            /s/ William J. Shea

                                            William J. Shea
                                            Chief Executive Officer

                                VIEW TECH, INC.
                          3760 Calle Tecate, Suite A
                             Camarillo, CA  93012

                          --------------------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            To Be Held May 25, 1999

     NOTICE IS HEREBY GIVEN that the Annual Meeting (the "Annual Meeting") of Stockholders of View Tech, Inc., a Delaware corporation (the "Company"), will be held at 10:00 a.m. PDT on May 25, 1999, at the Hyatt Westlake Plaza, located at 880 South Westlake Boulevard, Westlake Village, California 91361 for the following purposes:

     1.   To elect one Class I Director to the Board of Directors;

     2. To approve an amendment to the Employee Stock Purchase Plan to increase the shares of Common Stock of the Company reserved for issuance under the Plan by 400,000 to a total of 500,000 shares;

     3. To approve an amendment to the 1997 Stock Incentive Plan to convert any unissued stock options, as well as any options returned unexercised, from the 1995 Stock Option Plan to the 1997 Stock Incentive Plan, and ultimately, terminate the 1995 Plan;

     4. To ratify the selection of Arthur Andersen LLP as the Company's independent accountants for the year ending December 31, 1999; and

     5. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on April 7, 1999, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any and all adjournment thereof.

                                    By Order of the Board of Directors

                                    /s/ William J. Shea

                                    William J. Shea
                                    Chief Executive Officer

Dated:  April 26, 1999

PLEASE COMPLETE, DATE, SIGN, AND RETURN THE ENCLOSED PROXY IN THE RETURN ENVELOPE FURNISHED FOR THAT PURPOSE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT.

                                VIEW TECH, INC.
                          3760 Calle Tecate, Suite A
                             Camarillo, CA  93012

                          --------------------------

                                PROXY STATEMENT

                            -----------------------

                              GENERAL INFORMATION

     This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors of View Tech, Inc. (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at 10:00 a.m.PDT, on May 25, 1999, at the Hyatt Westlake Plaza, located at 880 South Westlake Boulevard, Westlake Village, California 91361. When the enclosed proxy is properly executed and returned, the shares it represents will be voted in accordance with any directions noted thereon. If no specification is indicated, the shares will be voted "FOR" (i) the election as a Class I Director the nominee listed thereon, (ii) the approval of an amendment to the Company's Employee Stock Purchase Plan to increase the shares of Common Stock of the Company reserved for issuance under the Plan by 400,000 to a total of 500,000 shares, and (iii) the approval of an amendment to the 1997 Stock Incentive Plan to convert any unissued stock options, as well as any options returned unexercised, from the 1995 Stock Option Plan to the 1997 Stock Incentive Plan, and ultimately, terminate the 1995 Plan, (iv) the approval of Arthur Andersen LLP as the Company's independent accountants for the year ending December 31, 1999. Any stockholder giving a proxy has the power to revoke it at any time, before it is voted, by written notice to the Secretary of the Company, and physically received by the Secretary before the vote, by issuance of a subsequent proxy, or by voting at the Annual Meeting in person.

     At the close of business on April 7, 1999, the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting, the Company had issued and outstanding 7,827,161 shares of Common Stock, $0.0001 par value per share ("Common Stock"). Each share of Common Stock entitles the holder of record thereof to one vote on any matter at the Annual Meeting. Only stockholders of record at the close of business on April 7, 1999 are entitled to notice of and to vote at the Annual Meeting.

     The enclosed proxy, when properly signed, also confers discretionary authority with respect to amendments or variations to the matters identified in the Notice of Annual Meeting and with respect to other matters which may be properly brought before the Annual Meeting. At the time of printing this proxy statement, management of the Company is not aware of any other matters to be presented for action at the Annual Meeting. If, however, other matters which are not now known to management should properly come before the Annual Meeting, the proxies hereby solicited will be exercised on such matters in accordance with the best judgment of the proxyholders.

     The Company will pay the expenses of soliciting proxies for the Annual Meeting, including the cost of preparing, assembling, and mailing the proxy solicitation materials. Proxies may be solicited personally, by mail, or by telephone, by directors, officers, and regular employees of the Company who will not be additionally compensated therefor. It is anticipated that this proxy statement and accompanying proxy will be mailed on or about April 26, 1999 to all stockholders entitled to vote at the Annual Meeting.

     The matters to be considered and acted upon at the Annual Meeting are referred to in the preceding notice and are more fully discussed below.

                 SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS,
                            DIRECTORS AND OFFICERS

     The following table sets forth certain information with respect to (i) each director and nominee for director of the Company, (ii) the named executive officers in the Summary Compensation Table on page 8, (iii) all directors and executive officers of the Company as a group on April 12, 1999, including the number of shares of Common Stock beneficially owned by each of them, and (iv) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock. Unless otherwise indicated below, the business address of each individual is the same as the address of the Company's principal executive offices.


                                           Amount and Nature             Percent of
                                             of Beneficial                Class of
                                              Ownership of                 Common
Named Executives                            Common Stock/(1)/               Stock
----------------                          -------------------            ----------
William J. Shea/(2)/                             249,574                     3.2%

Franklin A. Reece, III/(3)/                      591,205                     7.6%

Ali Inanilan/(4)/                                262,000                     3.4%

Calvin M. Carrera/(5)/                            53,840                     *

Directors
---------

Robert F. Leduc/(6)/                               8,000                     *

David F. Millet/(7)/                             253,158                     3.2%

Paul C. O'Brien/(8)/                           1,262,583                    16.1%

All Directors and Executive                    2,652,360                    34.3%
Officers as a Group
(7 People)

5% Stockholders
---------------

Mark P. Kiley/(9)/                             1,049,595                    13.4%

Telcom Holding, LLC/(10)/                      1,008,000                    12.9%
------------------------------

*   Less than 1%

1) Includes shares issuable upon the exercise of options or warrants that are exercisable within 60 days of the date of this proxy statement. The shares underlying such options or warrants are deemed to be outstanding for the purpose of computing the percentage of outstanding stock owned by such person individually and by each group of which such person is a member, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
2) Chief Executive Officer and director of the Company effective April 17, 1998. Includes 60,000 shares issuable upon exercise of options. Mr. Shea's address is 745 Atlantic Avenue, Boston, Massachusetts 02111.
3) President and a director of the Company and President and Chief Executive Officer of USTeleCenters, Inc., a wholly-owned subsidiary of the Company ("UST"). Includes 95,477 shares issuable upon exercise of options. Mr. Reece's address is 745 Atlantic Avenue, Boston, Massachusetts 02111.
4) Chief Financial and Administrative Officer of the Company and UST. Mr. Inanilan's address is 3760 Calle Tecate, Suite A., Camarillo, California 93012.
5) Director of the Company. Includes 31,000 shares issuable upon exercise of options. Mr. Carrera's address is 10550 Summerview Circle, Camarillo, California 93012.
6) Consists of 8,000 shares issuable upon exercise of options. Mr. Leduc's address is 26 Thorn Oak, Trabuco Canyon, California 92679.
7) Includes 14,000 shares issuable upon exercise of options. Mr. Millet's address is 20 William Street, Wellesley, Massachusetts 02481.
8) Chairman of the Company. Includes 683,000 shares of Common Stock and 325,000 Common Stock purchase warrants currently owned by Telcom Holding, LLC ("Telcom"), of which Mr. O'Brien is a managing member, and 109,250 Common Stock purchase warrants owned by Mr. O'Brien individually and 14,000 shares issuable upon exercise of options. Mr. O'Brien's address is Two International Place, 23rd Floor, Boston, Massachusetts 02110.
9) Consists of 683,000 shares of Common Stock and 325,000 Common Stock purchase warrants currently owned by Telcom, of which Mr. Kiley is a managing member, and 81,250 Common Stock purchase warrants owned by Mr. Kiley individually. Mr. Kiley's address is 278 River Road, Andover, Massachusetts 01810.
10) Consists of 683,000 shares of Common Stock and 325,000 Common Stock purchase warrants currently owned by Telcom. Telcom's address is c/o The O'Brien Group, Inc., Two International Place, Boston, Massachusetts 02110.

--------------------------------------------------------------------------------

                             ELECTION OF DIRECTOR
                          (Item 1 of the Proxy Card)

     The Company has a classified Board of Directors consisting of two Class I Directors (Franklin A. Reece, III and one (1) vacancy), two Class II Directors (William J. Shea and David F. Millet), and three Class III Directors (Calvin M. Carrera, Robert F. Leduc and Paul C. O'Brien), who will serve until the annual meetings of stockholders to be held in 1999, 2001, and 2000, respectively, or until their respective successors are elected and qualified. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms expire on the annual meeting dates.

     Management's nominee for election at the Annual Meeting as a Class I director is Franklin A. Reece, III. If elected, the nominee will serve as director until the Company's annual meeting of stockholders in the year 2002, or until his successor is elected and qualified. If a nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although management knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominee as management may designate.

     If a quorum is present and voting, the nominee for Class I director who receives the highest number of votes will be elected as a Class I director. Abstentions and shares held by brokers that are present, but not voted because the brokers were prohibited from exercising discretionary authority, i.e., "broker non-votes," will be counted as present for purposes of determining if a quorum is present.

         The table below sets forth for the current directors and director nominees, including the Class I nominee to be elected at the Annual Meeting, certain information with respect to age and background.

Name                                           Position with Company         Age          Director Since
----                                           ---------------------         ---          --------------
Class I Director who is currently up
for election:

     Franklin A. Reece, III                    President and Director        52                1996

Class II Directors whose term
expires at the 2001 Annual Meeting
of Stockholders (to be held in
2001):

     David F. Millet                           Director                      54                1996

     William J. Shea(1)                        Chief Executive Officer       50                1998
                                               and Director

Class III Directors whose term
expires at the 2000 Annual Meeting
of Stockholders (to be held in
2000):

     Calvin M. Carrera                         Director                      53                1994

     Robert F. Leduc                           Director                      53                1994

     Paul C. O'Brien                           Chairman of the Board         59                1997
                                               of Directors

    (1)  Appointed Chief Executive Officer on April 17, 1998.

    Business Experience

    Directors and Nominee for Director

    Class I Director Nominee
    ------------------------

         Franklin A. Reece, III has been a director of the Company since November 29, 1996 and President and Chief Operating Officer of the Company since April 21, 1997. Mr. Reece is also President and Chief Executive Officer of USTeleCenters, Inc., a wholly-owned subsidiary of the Company ("UST"). From November 29, 1996 until April 21, 1997, Mr. Reece was a Vice President of the Company. In 1986, Mr. Reece founded USTeleCenters, Inc., a Massachusetts corporation ("USTeleCenters"), which merged with the Company in 1996 (the "Merger"). Mr. Reece's positions with USTeleCenters have been Chairman, President and Chief Executive Officer. Prior to establishing USTeleCenters, he was Director of Manufacturing for Zymark Corporation, a manufacturer of robotic systems for laboratory automation from 1983 until 1986. From 1968 until 1983, he was General Manager of Sales for The Reece Corporation, a manufacturer of specialized automated equipment for the apparel industry. A graduate of Harvard College, Mr. Reece has extensive international and domestic sales, distribution and management experience. Mr. Reece serves on the boards of several Boston-based non-profit organizations. Mr. Reece originally was nominated as a director pursuant to an agreement between the Company and USTeleCenters in connection with the Merger. In the event Mr. Reece does not complete his term as a director, the individuals who comprise the board of directors of the Company may designate a replacement.

Class II Directors
------------------

     David F. Millet has been a director of the Company since the Merger. Mr. Millet was one of the original founders of USTeleCenters and was a director of USTeleCenters from its inception in 1986 through the date of the Merger. Since 1988, he has served as President of Chatham Venture Corporation, a private investment firm. Since 1994, he has served as a director and President of Thomas Emery Sons, LLC, an investment company. Since 1996, he has served as Chairman of Holographix, Inc., a manufacturer of holographic optical components and systems. Since 1997, Mr. Millet has served as Managing Director of Gemini Investors, a private investment firm. Mr. Millet, a graduate of Harvard College, is also a director of Wall Data, Inc. Mr. Millet originally was nominated as a director pursuant to an agreement between the Company and USTeleCenters in connection with the Merger.

     William J. Shea has been a director of the Company since February 1998 and was appointed Chief Executive Officer on April 17, 1998. Mr. Shea is the former BankBoston Corp. vice chairman and retired in July 1997. Mr. Shea had a long career with Coopers & Lybrand before joining the BankBoston in January 1993 and was responsible for engineering the bank's recovery from the real estate collapse of the early 1990s. In December 1997, Mr. Shea became chairman of the board of Centennial Technologies, Inc. in Wilmington, Massachusetts. In addition to his role at Centennial, Mr. Shea also serves on the board of directors of Concept Five, Inc., Micros Inc., the finance committee of Children's Hospital, the board of trustees of Northeastern University, and the board of directors and the executive committee of the Boston Stock Exchange.

Class III Directors
-------------------

     Calvin M. Carrera has been Vice President, General Manager of the Company since August 1997 and a director of the Company since September 1994. On February 28, 1999, Mr. Carrera resigned his position as Vice President, General Manager but will continue to serve as a Board Member through December 31, 1999. From April 1995 through August 1997, Mr. Carrera was Director of Advanced Programs for Engineering Management Concepts ("EMC"), a firm which specializes in professional engineering and management services for government and industry clients. He was responsible for advanced program development and execution. From July 1994 to April 1995, he was Director of Western Operations for APEX Technologies, Inc. ("APEX"), a privately held company which provides engineering and training services for the federal and state governments. Prior to joining APEX, Mr. Carrera served for 15 years as General Manager of Veda Incorporated, a privately held firm which provides professional engineering services for a diverse client base. Since 1991, he has served as President of the Defense Services Industry Executive Association, a non-profit corporation with 43 member companies dedicated to improving communications within the defense services industry and between the defense services industry and government. Mr. Carrera holds a B.S. in Electrical Engineering from the University of Utah and a M.S. in Electrical Engineering from the University of Southern California, where he has also completed classroom work toward a doctoral degree.

     Robert F. Leduc has been a director of the Company since September 1994. From January 1992 to the present, he has been President and Chief Executive Officer of EconomicsAmerica of California, a California-based non-profit organization that promotes education in economics. From January 1990 to January 1992, he was President of Foundation Group, a consulting entity to Foundations, Corporations and Associations. Dr. Leduc also has been a Visiting Professor at the L.B.J. School of Public Affairs at the University of Texas at Austin since 1990 and was previously a visiting professor or lecturer at the Kennedy School of Public Administration at Harvard University, the University of Alberta, and the University of Colorado. Dr. Leduc has specialized in providing consulting services to not-for-profit organizations since 1972, and served as Executive Director of a charitable foundation from 1982 to 1985 and a trade association from 1985 to 1988. Dr. Leduc has a M.B.A. from Wayne State University and a Ph.D. in Public Administration from the University of Colorado.

     Paul C. O'Brien has been Chairman of the Company since January 1997. He is the founder and managing member of Telcom Holding, LLC, a Massachusetts limited liability company and an affiliate of the Company ("Telcom"), that was formed in December 1996. From 1987 until 1994, Mr. O'Brien was with New England Telephone and Telegraph Company ("New England Telephone"), the unit of NYNEX covering the New England region. He joined New England Telephone in 1987 as Executive Vice President and Chief Operating Officer; in 1988 he was appointed President and Chief Executive Officer; and in 1993 he was elected Chairman. Mr. O'Brien serves on the boards of several companies, including BankBoston Corp., Renaissance Worldwide, Inc. and Cambridge NeuroScience, Inc. Mr. O'Brien is currently President of The O'Brien Group, Inc. and of Pan-Asia Development Corporation, an investment firm concentrating on Asian ventures. He received a degree in electrical engineering from Manhattan College and an M.B.A. from New York University. Mr. O'Brien was elected to the Board of Directors and nominated Chairman pursuant to the terms of the agreement between the Company and Telcom.

Executive Officers
------------------

    Ali Inanilan has been Chief Financial and Administrative Officer since September 1998. He joined the Company as Chief Administrative Officer in July 1998. Prior to joining the Company, Mr. Inanilan was Senior Vice President, Finance and Planning, at Savings Bank Life Insurance Company of Massachusetts, a position that was preceded by almost four years at BankBoston Corporation. As the Executive Director, Finance, of BankBoston Corporation, Mr. Inanilan's responsibilities included finance, planning and analysis during a period of tremendous growth, acquisition and change. Previously, Mr. Inanilan was a partner with Coopers & Lybrand. He graduated with honors from The Pennsylvania State University and is a Certified Public Accountant.

     Board of Directors Meetings and Committees of the Board of Directors

     There were seven (7) meetings (including telephonic meetings) of the Board of Directors during the year ended December 31, 1998. All of the directors attended each of these meetings. The Board of Directors has authorized an Audit Committee and a Stock Option and Compensation Committee, and the members of each committee are nominated by the majority vote of the Board of Directors. The Board of Directors does not have a nominating committee.

Audit Committee

     The Board of Directors maintains an Audit Committee, which is currently comprised of Messrs. O'Brien, Leduc and Millet. The Audit Committee met four
(4) times (including telephonic meetings) during the year ended December 31, 1998, and all members attended each meeting. The Audit Committee was formed to, among other things, consult and meet with the Company's auditors and its Chief Financial Officer and accounting personnel, review potential conflict of interest situations, where appropriate, and report and make recommendations to the full Board of Directors regarding such matters.

Stock Option and Compensation Committee

     The Board of Directors also has a Stock Option and Compensation Committee, which is comprised of Messrs. Millet, Leduc and O'Brien. The Stock Option and Compensation Committee is responsible for supervising the Company's executive compensation policies, administering employee incentive plans, reviewing officers' salaries, approving significant changes in employee benefits, and recommending to the Board of Directors such other forms of remuneration as it deems appropriate. The Stock Option and Compensation Committee met two (2) times during the year ended December 31, 1998, and all members attended the meeting.

Director Compensation

     Directors are generally reimbursed for out-of-pocket expenses in connection with attendance at Board of Directors' meetings. Directors who are not executive officers or employees of the Company generally receive a director's fee of $1,000 per meeting attended (including telephonic meetings) and $1,000 per month for service as a director. Additionally, outside directors generally receive $500 per month for membership on committees of the Board of Directors and an additional $250 per month is paid to the chairman of each committee. Pursuant to the 1997 Non-Employee Directors Stock Option Plan, outside directors also receive 10,000 non-qualified stock options upon election as a director and, after ninety (90) days of continuous service as an outside director, 2,000 non-qualified stock options on the date of each annual meeting. The 10,000 non-qualified stock options are automatically exercisable but vest six (6) months following their issuance and have an exercise price equal to the fair market value of the Common Stock on the option grant date. The 2,000 non-qualified stock options are fully vested and exercisable as of the grant date and have an exercise price equal to the fair market value of the Common Stock on the option grant date.

Compliance with Beneficial Ownership Reporting Rules

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and directors, and persons who beneficially own more than 10% of a registered class of the Company's outstanding Common Stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("Commission"). Such officers, directors, and stockholders are required by Commission regulations to furnish the Company with copies of all such reports that they file.

     Based solely upon a review of copies of such reports furnished to the Company during the year ended December 31, 1998 and thereafter, and written representations received by the Company from directors, officers, and beneficial owners of more than 10% of the Company's outstanding Common Stock ("reporting persons"), except as disclosed herein, the Company believes that, during the twelve months ended December 31, 1998, all filing requirements under Section 16(a) of the Exchange Act applicable to the Company's reporting persons were complied with. A Form 5 for the year ending December 31, 1998 was filed on behalf of Mr. William J. Shea in connection with the issuance of 200,000 stock options in December 1998.

Stock Option and Compensation Committee Interlocks and Insider Participation

     No member of the Stock Option and Compensation Committee of the Board of Directors of the Company was, during the twelve months ended December 31, 1998, an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries or had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K promulgated by the Commission.

     During the twelve months ended December 31, 1998, no executive officer of the Company served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee of the Board of Directors, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee of the Board of Directors, or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Company.

Executive Compensation

     The following table sets forth the compensation for the Chief Executive Officer and each of the most highly compensated executive officers whose individual remuneration exceeded $100,000 for the year ended December 31, 1998 (the "Named Executives"):

                                 SUMMARY COMPENSATION TABLE


                                                                                               Long-Term
                                                   Annual Compensation                        Compensation
                                        ------------------------------------------            ------------

Name and Principal Position             Year             Salary              Bonus            Options/(1)/
---------------------------             ----             ------              -----            ------------

William J. Shea/(2)/                    1998             $156,635               --               200,000
Chief Executive Officer and
Director

Franklin A. Reece, III/(3)/             1998             $198,000          $25,000                    --
President and Director                  1997             $198,000          $54,131                50,000
                                        1996/(3)/        $ 64,492          $43,111                    --
                                        1996             $120,000          $27,693                73,602

Ali Inanilan/(4)/                       1998             $ 82,000               --                75,000
Chief Financial and
Adminsitrative Officer


Calvin M. Carrera/(5)/                  1998             $166,874          $60,000                    --
Vice President, General Manager
 and Director

Former Executives
-----------------

Robert G. Hatfield/(6)/                 1998             $367,357               --                    --
Former Chief Executive Officer          1997             $220,000               --                50,000
and Director                            1996/(3)/        $114,603               --                    --
                                        1996             $168,000               --               100,000

William M. McKay/(7)/                   1998             $167,898          $ 6,934                    --
Former Chief Financial Officer          1997             $136,000          $25,000                15,000
and Secretary                           1996/(3)/        $ 68,000                                     --
                                        1996             $118,216                                 25,000

_________________________
(1) All options granted to Messrs. Shea and Inanilan in 1998 were granted under the Company's 1997 Stock Incentive Plan for Section 16 Insiders. Mr. Reece's stock options were originally options to acquire USTeleCenters' Common Stock that were converted into options to acquire the Company's Common Stock upon consummation of the Merger in November 1996. Options granted to Mr. Reece in 1997 were granted under the Company's 1997 Stock Incentive Plan.
(2) Mr. Shea was an outside director of the Company since February 1998 and was appointed the Chief Executive Officer effective April 17, 1998.
(3) Mr. Reece became an employee of the Company on November 29, 1996 in connection with the Merger, which was treated as a pooling of interests for financial reporting purposes. The amounts shown through such date were paid by USTeleCenters. Mr. Reece was appointed President and Chief Operating Officer of the Company on April 21, 1997. From November 29, 1996 until April 21, 1997, Mr. Reece was Vice President of the Company.
(4) Mr. Inanilan became an employee of the Company in July 1998 and was appointed Chief Financial and Administrative Officer in September 1998.
     The compensation listed is only for the period from July 1998 through December 1998.
(5) Mr. Carrera was an outside director of the Company from September 1994 until August 1997. Mr. Carrera was appointed Vice President, General Manager in August 1997 and continued to serve on the board of directors. Effective February 28, 1999, Mr. Carrera resigned as Vice President, General Manager of the Company. However, Mr. Carrera will continue to serve on the board of directors until December 31, 1999.
(6) Mr. Hatfield resigned as Chief Executive Officer and a director of the Company as of April 17, 1998. The remuneration for the year ended December 31, 1998 includes severance payments and consulting fees.
(7) Mr. McKay resigned as Chief Financial Officer and secretary of the Company effective January 31, 1998. The remuneration for the year ended December 31, 1998 includes severance payments.

Year End Options

The following table sets forth information regarding unexercised options held by the Named Executives.

                   AGGREGATED OPTION EXERCISES IN LAST YEAR
                          AND YEAR END OPTION VALUES

                                               Number of Options             Value of In-the Money/(1)/
                                                 at Year End                    Options at Year End
                Name                        Exercisable/Unexercisable        Exercisable/Unexercisable
                ----                        -------------------------        -------------------------
           William J. Shea                       60,000/150,000                        $0/$0

        Franklin A. Reece, III                    89,227/34,375                     $174,805/$0

            Ali Inanilan                            0/75,000                         $0/178,125

          Calvin M. Carrera                       28,500/27,500                      $23,750/$0

          Former Executives
          -----------------
        Robert G. Hatfield/(2)/                  118,750/31,250                        $0/$0

           William McKay/(3)/                       47,800/0                           $0/$0

-----------
(1) Based on the closing price of the Company's Common Stock at Year End, December 31, 1998 of $2.375 per share.
(2) Mr. Hatfield's options will continue to vest through October 17, 1999. Outstanding options granted under the 1995 Stock Option Plan and 1997 Stock Incentive Plan will expire if not exercised, on January 17, 2000 and October 17, 1999, respectively.
(3)  Mr. McKay's outstanding options will expire unexercised on May 1, 1999.

Employment and Other Compensatory Agreements

Not applicable.

Report on Repricing of Options

In October 1998, the board of directors approved the repricing of certain options previously granted to employees of the Company, (please see Note 11, Common and Preferred Stock, in the Notes to Consolidated Financial Statements in the Company's 1998 Annual Report). However, the Board of Directors excluded the executive officers of the Company from participating in the repricing of options.

                 AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN
                          (Item 2 of the Proxy Card)

     The stockholders are being asked to vote on a proposal to approve an amendment to the Company's Employee Stock Purchase Plan (the "Purchase Plan"), pursuant to which an additional 400,000 shares of Common Stock will be reserved for issuance under the Purchase Plan for a total of 500,000 shares of Common Stock. The Purchase Plan is intended to provide eligible employees of the Company with the opportunity to acquire a proprietary interest in the Company through participation in a payroll-deduction based employee stock purchase plan designed to operate in compliance with Section 423 of the Internal Revenue Code. The Purchase Plan was adopted by the Board on March 11, 1997 and became effective on August 1, 1997 (the "Effective Date").

     The Board of Directors adopted the amendment on June 3, 1998, subject to stockholder approval at the Annual Meeting. The Board believes the amendment is necessary in order to assure that the Company will have a sufficient reserve of Common Stock over the term of the Purchase Plan.

     The following is a summary of the principal features of the Purchase Plan. The summary, however, does not purport to be a complete description of all the provisions of the Purchase Plan. Any stockholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the attention of the Corporate Secretary of the Company at the Company's corporate offices in Camarillo, California.

Administration

     The Purchase Plan will be administered by the Compensation Committee of the Board. Such committee, as Plan Administrator, will have full authority to adopt such rules and procedures as it may deem necessary for proper plan administration and to interpret the provisions of the Purchase Plan. All costs and expenses incurred in plan administration will be paid by the Company without charge to participants.

Share Reserve

     A reserve of 100,000 shares of Common Stock was set aside for issuance over the ten (10)-year term of the Purchase Plan and was authorized by the Board of Directors and the stockholders on March 11, 1997 and at the 1997 Annual Meeting held on May 19, 1997, respectively. On June 3, 1998, the Board of Directors approved an amendment to the Purchase Plan authorizing an additional issuance of 400,000 shares of Common Stock for a total of 500,000 shares reserved for issuance under the Purchase Plan. In the event any change is made to the outstanding shares of Common Stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without the Company's receipt of consideration, appropriate adjustments will be made to (i) the class and maximum number of securities issuable under the Purchase Plan, (ii) the class and number of securities purchasable per participant during any one purchase period and (iii) the class and number of securities subject to each outstanding purchase right and the purchase price payable per share thereunder.

Purchase Periods

     The Purchase Plan is implemented in a series of successive six (6)-month purchase periods. Purchase periods run from the first business day in February to the last business day in July each year, and from the first business day in August each year to the last business day in January of the following year. The first purchase period began on August 1, 1997.

Eligibility

     Individuals regularly scheduled to work more than twenty (20) hours per week for more than five (5) months per calendar year in the employ of the Company or any participating affiliate are eligible to participate in the Purchase Plan, subject to the limitations below under the "Special Limitations" section. Only individuals who are such eligible employees on the start date of a purchase period under the Purchase Plan may participate in that purchase period.

     Participating affiliates include any parent or subsidiary corporations of the Company, whether now existing or hereafter organized, which elect, with the approval of the Plan Administrator, to extend the benefits of the Purchase Plan to their eligible employees. The Company's subsidiaries, UST and Network Services Inc., are participating in the Purchase Plan. The stockholders will be notified periodically in the event one or more other subsidiary corporations subsequently becomes a participating company in the Purchase Plan.

     As of April 16, 1999 approximately 237 employees, including 3 executive officers, are eligible to participate in the Purchase Plan.

Purchase Provisions

     Each participant is granted a separate purchase right for each purchase period in which he or she participates. The purchase right is granted on the start date of that purchase period and is automatically exercised on the last business day of that purchase period.

     Each participant may authorize payroll deductions in any multiple of one percent (1%) of his or her cash earnings (including base salary, commissions and bonus) for the purchase period, up to a maximum of ten percent (10%).

     On the last business day of each purchase period, the accumulated payroll deductions of each participant is automatically applied to the purchase of shares of Common Stock at the purchase price in effect for that purchase period. No participant may, during any one purchase period, purchase more than 2,000 shares of Common Stock.

Purchase Price

     The purchase price per share at which Common Stock is purchased on the participant's behalf on each purchase date is equal to eighty-five percent (85%) of the lower of (i) the fair market value per share of Common Stock on the start
       -----
date of the purchase period or (ii) the fair market value per share of Common Stock on the purchase date.

Valuation

     The fair market value per share of Common Stock on any relevant date is the closing selling price per share on such date on the NASDAQ National Market. On April 16, 1999 the fair market value per share of Common Stock determined on such basis was $2.06 per share.

Special Limitations

     The Purchase Plan imposes certain limitations upon a participant's rights to acquire Common Stock, including the following limitations:

          (i) No purchase right may be granted to any individual who owns stock (including stock purchasable under any outstanding purchase rights) possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its affiliates.

          (ii) No purchase right granted to a participant may permit such individual to purchase Common Stock at a rate greater than $25,000 worth of such Common Stock (valued at the time such purchase right is granted) for each calendar year the purchase right remains outstanding at any time.

Termination of Purchase Rights; Withdrawal

     The purchase right will immediately terminate upon the participant's loss of eligible employee status, and the payroll deductions collected on his or her behalf for the purchase period in which such loss of status occurs will be refunded.

     A participant may withdraw from a purchase period at any time prior to the purchase date in effect for that purchase period. The payroll deductions collected on such individual's behalf for the purchase period in which such withdrawal occurs will, at his or her election, either be applied to the purchase of Common Stock on the next scheduled purchase date or refunded.

Stockholder Rights

     No participant has any stockholder rights with respect to the shares of Common Stock covered by his or her purchase right until the shares are actually purchased on the participant's behalf. No adjustments are made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.

Assignability

     No purchase right is assignable or transferable other than in connection with the participant's death and is exercisable only by the participant during his or her lifetime.

Acquisition

     In the event that the Company is acquired by a merger in which there is a change in ownership of seventy-five percent (75%) or more of the Company's outstanding voting securities or by sale of all or substantially all of the Company's assets ("Acquisition"), all outstanding purchase rights will automatically be exercised immediately prior to the effective date of such Acquisition. The purchase price will be equal to eighty-five percent (85%) of the lower of (i) the fair market value per share of Common Stock on the start
    -----
date of the purchase period in which the Acquisition occurs or (ii) the fair market value per share of Common Stock immediately prior to the effective date of such Acquisition.

Amendment and Termination

     The Purchase Plan will terminate upon the earliest to occur of (i) the last business day in July 2007, (ii) the date on which all available shares are issued or (iii) the date on which all outstanding purchase rights are exercised in connection with an acquisition of the Company.

     The Board may at any time alter, suspend or discontinue the Purchase Plan. However, the Board may not, without stockholder approval, (i) materially increase the number of shares issuable under the Purchase Plan or the number of shares purchasable per participant during any one purchase period, except in connection with certain changes in the Company's capital structure, (ii) alter the purchase price formula so as to reduce the purchase price or (iii) modify the requirements for eligibility to participate in the Purchase Plan.

Federal Income Tax Consequences

     The Purchase Plan is intended to be an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code. Under a plan which so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to the Company, in connection with the grant or the exercise of an outstanding purchase right. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the Purchase Plan or in the event the participant should die while still owning the purchased shares.

     If the participant sells or otherwise disposes of the purchased shares within two (2) years after the start date of the purchase period in which such shares were acquired, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and the Company will be entitled to an income tax deduction, for the taxable year in which such sale or disposition occurs, equal in amount to such excess.

     If the participant sells or otherwise disposes of the purchased shares more than two (2) years after the start date of the purchase period in which such shares were acquired, then the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of (i) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares or (ii) fifteen percent (15%) of the fair market value of the shares on the start date of the purchase period, and any additional gain upon the disposition will be taxed as a long-term capital gain. The Company will not be entitled to any income tax deduction with respect to such sale or disposition.

     If the participant still owns the purchased shares at the time of death, the lesser of (i) the amount by which the fair market value of the shares on the date of death exceeds the purchase price or (ii) fifteen percent (15%) of the fair market value of the shares on the start date of the purchase period in which those shares were acquired will constitute ordinary income in the year of death.

Accounting Treatment

     The issuance of Common Stock under the Purchase Plan does not result in any direct compensation expense chargeable against the Company's reported earnings. However, the Company must disclose, in pro-forma statements to the Company's financial statements, the impact the purchase rights granted under the Purchase Plan would have upon the Company's reported earnings were the value of those purchase rights treated as compensation expense.

Stockholder Approval

     The affirmative vote of a majority of the shares present or represented and entitled to vote at the Annual Meeting is required for the approval of the amendment to the Purchase Plan. Should such stockholder approval not be obtained, then the amendment to the Purchase Plan will not be implemented.

Recommendation of the Board of Directors

     The Board believes that it is in the best interests of the Company to increase the number of shares reserved for issuance under the Purchase Plan for the Company's employees which provides them with an opportunity to acquire a substantial proprietary interest in the Company and thereby encourage such individuals to remain in the Company's service and more closely align their interests with those of the stockholders.

                  THE BOARD OF DIRECTORS RECOMMENDS THAT THE
                     STOCKHOLDERS VOTE FOR THIS PROPOSAL.

--------------------------------------------------------------------------------

                  Amendment to the 1997 Stock INCENTIVE Plan
                          (Item 3 of the Proxy Card)

Introduction

     The stockholders are being asked to approve an amendment to the Company's 1997 Stock Incentive Plan (the "1997 Plan") which will allow for the conversion of any and all unissued shares, as well as any shares that are returned as unexercised in the future, from the Company's 1995 Stock Option Plan (the "1995 Plan") into the 1997 Plan.

     As of April 16, 1999, the 1995 Plan had a total of 885,000 shares authorized, of which 250,100 shares have been exercised, 340,510 shares are outstanding and 294,390 shares are available for grant as stock options. The

Company, pending stockholder approval, will convert the available 294,390 shares from the 1995 Plan into the 1997 Plan. In addition, any portion of the 340,510 outstanding shares that are returned as unexercised, will also be converted into the 1997 Plan. The conversion shall not exceed a total of 634,900 shares from the 1995 Plan into the 1997 Plan. Options under the 1995 Plan and the 1997 Plan may be granted as either Incentive Stock Options or Non-Qualified Stock Options.

     The Board of Directors adopted the amendment on April 16, 1999, subject to stockholder approval at the Annual Meeting. The Board believes the amendment is necessary in order to have a sufficient reserve of Common Stock, both over the term of the 1997 Plan and on an annual basis under the 1997 Plan, to provide option grants as an equity incentive to attract and retain the services of key
individuals essential to the Company's long-term success.   This amendment
provides for no net increase to the shares authorized for issuance under either the 1995 or 1997 Plans.

     The following is a summary of the principal features of the amended 1997 Plan, together with the tax and accounting implications of transactions effected under the 1997 Plan. The summary, however, is not intended to be a complete description of all the terms of the 1997 Plan. A copy of the 1997 Plan will be furnished by the Company to any stockholder upon written request to the Secretary of the Company at the corporate offices in Camarillo, California.

Eligibility

     Under the 1997 Plan, options may be issued from time to time to key employees (including officers, non-employee Board members and independent consultants in the service of the Company, or any parent or subsidiary company) who contribute to the management, growth and financial success of the Company (or its parent or subsidiary companies).

     As of April 16, 1999, approximately 115 employees (including three (3) executive officers) and four (4) non-employee Board members were eligible to participate in the 1997 Plan.

Administration

     The Compensation Committee of the Board administers the 1997 Plan with respect to the Company's executive officers subject to the short-swing profit liabilities of Section 16 of the Securities Exchange Act of 1934 ("Section 16 Insiders"). With respect to all other participants, the 1997 Plan may be administered by the Compensation Committee, a special committee (the "Secondary Committee") comprised of one or more employee-Board members appointed by the Board, or by the entire Board itself. Each entity whether the Compensation Committee, the Secondary Committee or the Board, will be referred to in this summary as the Plan Administrator with regard to its particular functions under the 1997 Plan, and each Plan Administrator will have complete discretion (subject to the provisions of the 1997 Plan) to authorize option grants under the 1997 Plan within the scope of its administrative jurisdiction.

Share Reserve

     The total number of shares of Common Stock issuable over the term of the 1997 Plan may not exceed 1,234,810 shares (which includes the potential increase of up to 634,900 shares from the 1995 Plan converted into the 1997 Plan for which approval is sought under this Proposal.). However, under the 1997 Plan as amended, no individual participating in the 1997 Plan may be granted stock options for more than 200,000 shares in the aggregate per calendar year. Should any option terminate prior to exercise in full, the shares subject to the unexercised portion of that option will be available for subsequent option grants. In addition, any unvested shares issued under the 1997 Plan and subsequently repurchased by the Company at the original exercise price paid per share pursuant to the Company's repurchase rights under the 1997 Plan will be added back to the number of shares of Common Stock reserved for issuance under the 1997 Plan and will accordingly be available for reissuance through one or more subsequent option grants made under the 1997 Plan.

     As of April 16, 1999, under the 1997 Plan there were 487,000 shares subject to outstanding option grants and 113,000 shares remained available for future grant. Assuming approval of this Proposal, the Company will have an additional 294,390 shares converted from the 1995 Plan into the 1997 Plan immediately, and from time to time, may have up to an additional 340,510 shares converted, if returned as unexercised, from the 1995 Plan into the 1997 Plan.

Changes in Capitalization

     If any change is made to the Common Stock issuable under the 1997 Plan (by reason of any merger, consolidation or reorganization of the Company or any recapitalization, stock split, stock dividend, combination of shares, exchange of shares or other similar change affecting the outstanding Common Stock without the Company's receipt of consideration), then appropriate adjustments will be made to the maximum number and/or class of securities available for issuance under the 1997 Plan, the number and/or class of securities and exercise price per share in effect under each outstanding option under the 1997 Plan, and the maximum number and/or class of securities for which stock options may be granted to any one participant per calendar year. All such adjustments will be designed to preclude the enlargement or dilution of participant rights and benefits under the 1997 Plan.

Valuation

     The fair market value per share of Common Stock on any relevant date under the 1997 Plan will be the closing selling price per share on that date on the NASDAQ National Market. On April 16, 1999, the closing selling price per share determined on such basis was $2.06.

Grants

     The Plan Administrator has complete discretion (subject to the provisions of the 1997 Plan) to determine which eligible individuals are to receive option grants under the 1997 Plan, the time or times when those grants are to be made, the number of shares subject to each such grant, the vesting schedule applicable to the grant, the status of that grant as an incentive stock option or non-statutory option under the Federal tax laws, the maximum term for which the option is to remain outstanding and the remaining terms of each such grant. The Company will pay all expenses incurred in administering the 1997 Plan.

Price and Exercisability

     The exercise price per share for options granted under the 1997 Plan may not be less than one hundred percent (100%) of the fair market value per share of Common Stock on the grant date. No granted option will have a term in excess of ten (10) years, and each option will generally become exercisable in a series of installments over the optionee's period of service with the Company. The shares of Common Stock acquired upon the exercise of one or more options may, however, be unvested and subject to repurchase by the Company, at the exercise price paid per share, if the optionee ceases service with the Company prior to vesting in those shares.

     The exercise price may be paid in cash or in shares of the Common Stock. Outstanding options may also be exercised through a same-day sale program pursuant to which a designated brokerage firm is to effect an immediate sale of the shares purchased under the option and pay over to the Company, out of the sales proceeds available on the settlement date, sufficient funds to cover the exercise price for the purchased shares plus all applicable withholding taxes.

     No optionee will have any stockholder rights with respect to the option shares until he or she has exercised the option and paid the exercise price for the purchased shares. Options are generally not assignable or transferable other than by will or the laws of inheritance and, during the optionee's lifetime, the option may be exercised only by such optionee. However, the Plan Administrator may allow non-statutory options to be transferred or assigned during the optionee's lifetime to one or more members of the optionee's immediate family or to a trust established exclusively for one or more such family members, to the extent such transfer or assignment is in furtherance of the optionee's estate plan.

Termination of Service

     The optionee will have a limited period of time following his or her cessation of employment or service in which to exercise his or her outstanding options under the 1997 Plan. During this limited exercise period, the option may not be exercised for more than the number of shares (if any) in which the optionee is vested at the time of his or her cessation of employment or service. However, the Plan Administrator will have complete discretion, exercisable at any time while the options remain outstanding, to extend the period following the optionee's cessation of employment or service during which his or her outstanding options may be exercised and to accelerate the exercisability or vesting of those options in whole or in part.

Acceleration

     In the event that the Company is acquired by a merger in which there is a change in ownership of seventy-five percent (75%) or more of the Company's outstanding voting securities or through a sale of all or substantially all of the Company's assets ("Acquisition"), each outstanding option under the 1997 Plan which is not to be assumed by the successor corporation will automatically accelerate in full, and all unvested shares under the 1997 Plan will immediately vest, except to the extent the Company's repurchase rights with respect to those shares are to be assigned to the successor corporation. Immediately following such Acquisition, all outstanding options will terminate, except to the extent assumed by the successor corporation.

     The Plan Administrator will have complete discretion to grant one or more options under the 1997 Plan which will become fully exercisable for all the option shares in the event those options are assumed in the Acquisition and the optionee's service with the Company or the acquiring entity is involuntarily terminated within a designated period (not to exceed eighteen (18) months) following such Acquisition. The Plan Administrator will have similar discretion to grant options which will become fully exercisable for all the option shares should the optionee's service terminate, whether involuntarily or through a resignation for good reason, within a designated period (not to exceed eighteen
(18) months) following a change in control of the Company (whether by successful tender offer for more than 75% of the outstanding voting stock or a change in the majority of the Board as a result of one or more contested elections for Board membership). In addition, the Plan Administrator may structure one or more of the Company's outstanding repurchase rights so that those rights will terminate (and the shares subject to those rights will immediately vest) upon an involuntary termination of the optionee's service following either an Acquisition or change in control.

     The 1997 Plan originally provided that the triggering event for the acceleration based upon a change of control was a 35% change in ownership. On March 11, 1997, the Board of Directors amended the 1997 Plan to provide that a 75% change in ownership triggered a change in control. Any outstanding options granted prior to the amendment will vest upon a 35% change in ownership.

Special Tax Election

     The Plan Administrator may provide one or more holders of options or unvested shares with the right to have the Company withhold a portion of the shares otherwise issuable to such individuals in satisfaction of the tax liability incurred by such individuals in connection with the exercise of those options or the vesting of those shares. Alternatively, the Plan Administrator may allow such individuals to deliver previously acquired shares of Common Stock in payment of such tax liability.

Options Granted

     The table below shows, as to each of the Named Executive Officers and each of the indicated groups, the following information with respect to stock options granted during the period from the November 26, 1996, effective date of the 1997 Plan, through April 16, 1999: (i) the number of shares of Common Stock subject to options granted under the 1997 Plan during that period and (ii) the weighted average option price per share for such options.

                              OPTION TRANSACTIONS

                                                           Options Granted    Weighted Average
Name                                                       Number of Shares    Exercise Price
----                                                       ----------------   ----------------
Paul C. O'Brien                                                 10,000              $5.00
Chairman of the Board of Directors

William J. Shea                                                200,000              $2.38
Chief Executive Officer and Director

Franklin A. Reece, III                                          50,000              $3.00
President and Director

Ali Inanilan                                                    75,000              $2.25
Chief Financial and Administrative Officer

Calvin M. Carrera/(1)/                                          40,000              $3.06
Director                                                         2,000              $6.38

Robert F. Leduc                                                  2,000              $6.38
Director

David F. Millet                                                 10,000              $6.25
Director

Ex-Officer
----------

Robert G. Hatfield/(2)/                                         50,000              $3.00
Former Chief Executive Officer and Director

All current executive officers as a group (3 persons)          325,000              $2.54

All current directors (other than executive officers)           64,000              $5.41
as a group (4 persons)

______________
(1) Mr. Carrera resigned as an officer of the Company on February 28, 1999 but will remain a member of the Board of Directors until December 31, 1999.
(2) Mr. Hatfield resigned as Chief Executive Officer of the Company effective April 17, 1998.

Amendment and Termination of the 1997 Plan

     The Board may amend or modify the 1997 Plan in any or all respects whatsoever. However, certain amendments to the 1997 Plan may require stockholder approval pursuant to applicable laws or regulations.

     The Board may terminate the 1997 Plan at any time, but in all events the 1997 Plan will terminate upon the earlier of December 31, 2006 or the date all shares available for issuance under the 1997 Plan are issued or canceled pursuant to the exercise or surrender of options granted under the 1997 Plan. Any options outstanding at the time of the termination of the 1997 Plan will remain in force in accordance with the provisions of the instruments evidencing such grants.

Federal Income Tax Consequences

     Options granted under the 1997 Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as follows:

     Incentive Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of a taxable disposition. For Federal tax purposes, dispositions are divided into two categories: qualifying and disqualifying. A qualifying disposition occurs if the sale or other disposition is made after the optionee has held the shares for more than two (2) years after the option grant date and more than one (1) year after the exercise date. If either of these two holding periods is not satisfied, then a disqualifying disposition will result.

     Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date over (ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss by the optionee.

     Non-Statutory Options. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

     If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase by the Company in the event of the optionee's termination of service prior to vesting in those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when the Company's repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over (ii) the exercise price paid for the shares. The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

Deductibility of Executive Compensation

     The Company anticipates that any compensation deemed paid by it in connection with the disqualifying disposition of incentive stock option shares or the exercise of non-statutory options will qualify as performance-based compensation for purposes of Code Section 162(m) and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company. Accordingly, all compensation deemed paid under the 1997 Plan will remain deductible by the Company without limitation under Code Section 162(m).

Accounting Treatment

     Option grants with an exercise price not less than the fair market value of the shares on the grant date will not result in any direct compensation expense to the Company's earnings, but such options may be a factor in determining the Company's earnings per share on a fully-diluted basis. In addition, the Company must disclose, in pro-forma statements to the Company's financial statements, the impact those options would have upon the Company's reported earnings were the value of those options at the time of grant treated as compensation expense.

Recommendation of the Board of Directors

     The affirmative vote of a majority of the issued and outstanding shares present or represented and entitled to vote at the Annual Meeting is sought for the conversion of up to 634,900 shares from the 1995 Plan (includes all unissued shares and shares that may be returned as unexercised in the future) into the 1997 Plan. The Board of Directors believes that option grants under the 1997 Plan play an important role in the Company's efforts to attract, employ, and retain individuals essential to the Company's long-term success. If the stockholders do not approve the proposal, then the 1995 and 1997 Plans will continue to remain in effect, and option grants may continue to be made pursuant to the provisions of the 1995 and 1997 Plans until the available reserve of Common Stock as last approved by the stockholders has been issued pursuant to option grants made under the 1995 and 1997 Plans.

                   THE BOARD OF DIRECTORS RECOMMENDS THAT THE
                      STOCKHOLDERS VOTE FOR THIS PROPOSAL.
Stockholder Approval

     The affirmative vote of a majority of the shares present or represented and entitled to vote at the Annual Meeting is required for approval of the amendment to the 1997 Stock Incentive Plan. Should such stockholder approval not be obtained, then the number of shares reserved for issuance under the 1997 Stock Incentive Plan will not be increased to include the unissued shares from the 1995 Plan, or any future options under the 1995 Plan that may be returned as unexercised.

_______________________________________________________________________________

             RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS
                          (Item 4 of the Proxy Card)

     The Board of Directors has selected Arthur Andersen LLP as the Company's independent accountants for the year ending December 31, 1999, and has further directed that management submit the selection of independent accountants for ratification by the stockholders at the Annual Meeting. Arthur Andersen LLP has no financial interest in the Company and neither it nor any member or employee of the firm has had any connection with the Company in the capacity of promoter, underwriter, voting trustee, director, officer or employee. The Delaware General Corporation Law does not require the ratification of the selection of independent accountants by the Company's stockholders, but in view of the importance of the financial statements to the stockholders, the Board of Directors deems it advisable that they pass upon such selection.

     Arthur Andersen LLP acted as the Company's independent accountants for the year ended December 31, 1998. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting. They have been offered the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     In the event the stockholders fail to ratify the selection of Arthur Andersen LLP, the Audit Committee of the Board of Directors will reconsider whether or not to retain the firm. Even if the selection is ratified, the Audit Committee and the Board of Directors in their discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

                      BOARD COMPENSATION COMMITTEE REPORT

Stock Option and Compensation Committee Report on Executive Compensation

     The Company's executive compensation plan is administered by the Stock Option and Compensation Committee, which was comprised of three non-employee directors during the period from January 1, 1998 through December 31, 1998. The Stock Option and Compensation Committee works with management to develop compensation plans for the Company and is responsible for determining the compensation of each executive officer and recommending such compensation to the Board of Directors.

     The Company's executive compensation program is designed to align executive compensation with the Company's business objectives and the executive's individual performance, and to enable the Company to attract, retain and reward executive officers who contribute, and are expected to contribute, to the Company's long-term success. In establishing executive compensation, the Stock Option and Compensation Committee is guided by the following principles: (i) the total compensation for executive officers should be sufficiently competitive with the compensation paid by other high-growth companies in the telecommunications industry for officers in comparable positions so that the Company can attract and retain qualified executives and (ii) individual compensation should include components that reflect the financial performance of the Company and the performance of the individual.

     The compensation of the Company's executive officers consists of a combination of base salary, bonuses and equity-based compensation. The Stock Option and Compensation Committee believes that executive compensation should be designed to motivate executives to increase stockholder values, and further believes that executive officers can best increase stockholder value through the Company's operating results by supplying high quality products and services to the Company's customers.

     Base Salary. The Stock Option and Compensation Committee sets the base salary for executive officers by reviewing the salaries for comparable positions in high-growth companies in the Company's industry, the historical compensation levels of the Company's executives and the executive's individual performance in the preceding year. The Compensation Committee utilizes salary surveys for reference purposes, but its salary determinations are not subject to specific criteria.

     Chief Executive Officer Compensation. The compensation for the Company's Chief Executive Officer, Mr. William J. Shea, was determined based on the same policies and criteria as the compensation for other executive officers.

                                    The Stock Option and Compensation Committee
                                         Paul C. O'Brien, Chairman
                                         David F. Millet
                                         Robert F. Leduc

Certain Relationships and Related Transactions

Termination Agreements

     Robert G. Hatfield resigned as Chief Executive Officer and a director of the Company effective April 17, 1998. The Company and Mr. Hatfield signed an Employment Termination Agreement and General Release (the "Agreement") which defines the terms of: (i) severance payments of $20,916.66 per month and continuation of benefits for Mr. Hatfield for a period of 18 months, and (ii) Mr. Hatfield's vested and unvested options to purchase common stock of the Company as previously granted will continue to vest and be exercisable during the 18 month period. A separate Consulting Service Agreement for a period of six months was also executed by the Company and Mr. Hatfield and details the related payments thereto of $20,916.66 per month. Mr. Hatfield was previously granted 150,000 stock options of which 121,875 stock options are currently exercisable at prices ranging from $3.00 to $6.625. On October 17, 1999, the end of the 18 month period, Mr. Hatfield will have 125,000 options outstanding; all options not exercised prior to October 18, 1999, will expire, unexercised. In consideration of these terms, Mr. Hatfield agreed to (i) provide consulting services to the Company for a period of six months, (ii) and not to compete with the Company or disparage the Company during the 18 month period.

     Angelo P. Gentile resigned as Vice President of Finance of the Company and Chief Financial Officer of UST effective August 5, 1998. Under the terms of Mr. Gentile's employment agreement with the Company, Mr. Gentile received an aggregate severance payment of $76,562. Mr. Gentile's outstanding stock options expired, unexercised on February 5, 1999.

     David A. Kaplan resigned as Chief Financial Officer of the Company effective August 31, 1998. Under the terms of the Separation Agreement by and between the Company and Mr. Kaplan received an aggregate severance amount of $85,000. Mr. Kaplan's outstanding stock options expired, unexercised on March 5, 1999.

     Calvin M. Carrera resigned as Vice President, General Manager of the Company effective February 28, 1999. Mr. Carrera serves on the Board of Directors and under the terms of his Settlement Agreement, Consulting Agreement & General Release, (the "Settlement Agreement"), Mr. Carrera will continue to serve as a member of the Board of Directors, for which he will not be additionally compensated, until December 31, 1999. Mr. Carrera will also provide consulting services to the Company from March 1, 1999 until February 29, 2000 payable at the same rate as his base salary from his position as Vice President, General Manager. Mr. Carrera currently has 56,000 stock options outstanding which will continue to vest and remain exercisable through February 29, 2000 according to his Settlement Agreement. On February 29, 2000, 27,000 options will expire unless exercised; 12,000 options will remain exercisable for a period of three (3) months and then expire unless exercised; and 2,000 options will remain exercisable for a period of twelve (12) months, in accordance with the respective stock option plans. The remainder of the 56,000 will have also expired before or by that time.

Private Placement

     In 1998, the Company completed an offering to accredited investors, of $1,200,000 of Common Stock at a price per share of $1.50. Investors were required to purchase a minimum of $50,000 of shares of Common Stock; provided that the Company reserved the right to accept subscriptions for smaller amounts at its discretion. Payment of the Purchase Price was made at the time of subscription by delivery of a check to the Company together with a signed subscription agreement. The closing was effected on November 10, 1998.

Reasons for the Offering

     The purpose of the Offering was to assist the Company in meeting the Nasdaq National Market's ("Nasdaq") net tangible assets listing requirement for the continued listing of the Company's Common Stock on Nasdaq. On August 18, 1998, the Company received a notice (the "Initial Notice") from Nasdaq that it did not meet the net tangible assets listing requirement of $4,000,000 as of the Company's quarter ended June 30, 1998, and therefore, its Common Stock was
subject to delisting.   On September 1, 1998, the Company responded to the
Initial Notice and requested a temporary exception from Nasdaq's net tangible asset requirement. On September 14, 1998, the Company received a letter from Nasdaq denying this request and notifying the Company that the Common Stock would be delisted on September 21, 1998, unless the Company sought further procedural remedies. On September 16, 1998, the Company wrote Nasdaq to request an oral hearing to appeal the decision and a stay pending appeal. On October 14, 1998, Nasdaq notified the Company that Nasdaq had scheduled a hearing before the Nasdaq Qualifications Hearing Panel (the "Panel") for November 13, 1998 to consider this matter. The Company was advised that, should the Panel decide to delist the Common Stock, the Common Stock would cease to trade on the National Market.

     Following the oral hearing on November 13, 1998 before panel, the Company received letters from the Nasdaq on December 7, 11 and 30, 1998 (the "Nasdaq Correspondence").

     The Nasdaq Correspondence confirmed that the Panel had determined to continue listing the Company's securities on the Nasdaq provided the Company complied with the following exception: (i) The Company must make a public filing with the Securities and Exchange Commission (the "SEC") and Nasdaq, on or before December 23, 1998 evidencing a minimum of $4,000,000 in net tangible assets, containing a December 15, 1998 balance sheet with pro-forma adjustments for any significant events or transactions occurring on or before the filing date, (ii) the Company must make an additional public filing on or before February 1, 1999 with the SEC and Nasdaq evidencing profitability, on a net income basis, for the quarter ended December 31, 1998.

     In order to fully comply with the terms of the Nasdaq exception, the Company had to demonstrate compliance with all requirements for continued listing on the Nasdaq National Market.

     In accordance with the Nasdaq Correspondence, the Company filed its consolidated balance sheet as of December 15, 1998 on Form 8-K with the SEC and Nasdaq on December 22, 1998. On January 25, 1999 the Company filed an additional Form 8-K, which included the Company's consolidated balance sheet as of December 31, 1998 and 1997 and the consolidated statements of operations (unaudited) for the three months ended December 31, 1998 and 1997, respectively. In accordance with the Nasdaq Correspondence, the consolidated statement of operations for the quarter ended December 31, 1998 is evidence of the Company's profitability on a net income basis.

     On February 3, 1999, the Company received a letter from the Nasdaq stating that the Company had evidenced compliance with all requirements necessary for continued listing on the Nasdaq National Market and the Company had complied with the terms of the Nasdaq exception. Therefore, the hearing file has been closed. In the event the Company does not comply with Nasdaq's continued listing requirements in the future, the Company's common stock could be delisted from the Nasdaq National Market System.

Structure of the Offering

     The Subscription Agreement for the Offering committed each person signing such agreement to purchase, from time to time, prior to January 31, 1999, at the option of the Company and on a pro rata basis with other investors in this Offering, a number of Shares (at a price per share equal to the Purchase Price) up to the aggregate dollar amount subscribed for.

Use of Proceeds

     Net proceeds, of $1,200,000, after legal fees (of approximately $20,000), and fairness opinion fees (of approximately $20,000), are being utilized for working capital purposes.

Lock-Up Provision

     The securities issued under the Private Placement have a Lock-Up provision which prohibits the offerees from selling, pledging, hypothecating or otherwise disposing of the shares of Common Stock acquired in the Offering or taking a short position in the Common Stock for a period of one year from the date of the closing.

Investor Criteria

     The private offering was for accredited investors only as described under
(S)501 (a)(1) of Regulation D promulgated under the 1933 Act. An accredited investor includes, among others; any director; executive officer; natural person whose individual net worth, or joint net worth with that person's spouse exceeds $1,000,000; natural person who had an individual income in excess of $200,000 in each of the most recent two years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.

Insider Participation

     The following insiders of the Company participated in the Offering:

     Name and Principal Position                                       Shares Purchased in the Offering
     ---------------------------                                       --------------------------------
     Paul C. O'Brien, Chairman of the Board of Directors                            33,333

     William J. Shea, Chief Executive Officer and Director                         106,667

     Franklin A. Reece, III, President and Director                                  6,667

     Ali Inanilan, Chief Financial and Administrative Officer/(1)/                 200,000
                                                                                ----------

     Total number of shares purchased in the offering by insiders                  346,667
                                                                                ==========

----------
(1) Mr. Inanilan purchased a total of 200,000 shares, of which, 108,000 shares are held in his name personally, 22,667 shares are held in his IRA and 69,333 shares are held indirectly in his spouse's IRA.

Common Stock Outstanding

     As of October 20, 1998, the Company had issued and outstanding 6,893,609 shares of Common Stock. The Company also had outstanding options and warrants to purchase 2,385,686 shares of Common Stock, with exercise prices ranging from $.25 to $7.75 per share. Options and warrants to purchase approximately 1,655,311 shares of Common Stock were currently exercisable and the remaining options and warrants to purchase 730,375 shares of Common Stock had various vesting schedules; all such options and warrants would become fully vested by the year 2003. Following the closing of the Offering on November 10, 1998, the Company had 7,693,609 shares of Common Stock, issued and outstanding, excluding shares issuable upon the exercise of options and warrants.

Stock Price Performance

     The following graph compares the total cumulative stockholder return on the Common Stock from June 15, 1995 (the date of the Company's initial public offering) to December 31, 1998 to that of the (a) NASDAQ 100 Index, the index is derived from performance data from 100 companies, and (b) the NASDAQ Telecommunications Index, over the same period which is derived from the performance data from the peer group companies. The graph assumes that the value of an investment in Common Stock and in each such index was $100 on June 15, 1995 and that all dividends have been reinvested.



                 [STOCK PRICE PERFORMANCE GRAPH APPEARS HERE]

Company Name/Index                     6/15/95     12/29/95     12/31/96     12/31/97     12/31/98
---------------------------------------------------------------------------------------------------
VIEW TECH, INC.                            100       118.52        79.63        73.16        35.19
NASDAQ TELECOMMUNICATIONS INDEX            100       114.42       116.99       173.25       282.91
NASDAQ MARKET INDEX                        100       113.41       139.46       171.10       240.52

                               FORM 10-K REPORT

     A copy of the Company's annual report to the Securities and Exchange Commission on Form 10-K for the year ended December 31, 1998 is available without charge to stockholders and may be obtained by writing to Teri Brath, Investor Relations Manager, View Tech, Inc., 3760 Calle Tecate, Suite A, Camarillo, California 93012.

                             STOCKHOLDER PROPOSALS

     Any proposals of security holders which are intended to be presented at next year's Annual Meeting must be received by the Company at its principal executive offices on or before December 31, 1999, in order to be considered for inclusion in the Company's proxy materials relating to that meeting.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if other matters should come before the Annual Meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with the respective person's judgment on such matters.

                                    By Order of the Board of Directors

                                    /s/ Teri Brath

                                    Teri Brath
                                    Assistant Corporate Secretary


Camarillo, California
April 26, 1999

     Please complete, date, and sign the enclosed proxy and return it promptly in the enclosed reply envelope. No postage is required if mailed in the United States.

                                VIEW TECH, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 25, 1999

  The undersigned stockholder of View Tech, Inc., a Delaware corporation ("View Tech"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement, each dated April 26, 1999, the undersigned revokes all other proxies and appoints Paul C. O'Brien, William J. Shea and Ali Inanilan, and each of them, the attorney's and proxies for the undersigned, each with the power of substitution, to attend and act for the undersigned at View Tech's Annual Meeting of Stockholders to be held at the Hyatt Westlake Plaza, located at 880 South Westlake Boulevard, Westlake Village, California 91361, on May 25, 1999, at 10:00 a.m. PDT, and at any and all adjournments thereof in connection therewith to vote and represent all of the shares of View Tech Common Stock which the undersigned would be entitled to vote, as follows:

1. Proposal to elect one Class I Director to the Board of Directors. Management's nominee for election at the Annual Meeting as a Class I director is Franklin A. Reece, III. If elected, the nominee will serve as a director until the Company's annual meeting of stockholders in the year 2002, and until a successor is elected and qualified:

                [_] FOR                  [_] WITHHOLD AUTHORITY
                    the nominee listed       to vote for the nominee
                    below                    listed below

2. Proposal to approve an amendment to the Employee Stock Purchase Plan to increase the shares of Common Stock of the Company reserved for issuance under the Plan by 400,000 to a total of 500,000 shares:

                     [_] FOR    [_] AGAINST    [_] ABSTAIN

3. To approve an amendment to the 1997 Stock Incentive Plan to convert any unissued stock options, as well as any options returned unexercised, from the 1995 Stock Option Plan to the 1997 Stock Incentive Plan, and ultimately, terminate the 1995 Plan:

                     [_] FOR    [_] AGAINST    [_] ABSTAIN

4. To ratify the selection of Arthur Andersen LLP as the Company's independent accountants for the year ending December 31, 1999:

                     [_] FOR    [_] AGAINST    [_] ABSTAIN

5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

                          (continued on reverse side)

--------------------------------------------------------------------------------

                         (continued from reverse side)

Each of the above-named proxies present at said meeting, either in person or by substitute, shall have and exercise all the powers of said proxies hereunder. THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES HEREON, THIS PROXY WILL BE TREATED AS A GRANT OF AUTHORITY TO VOTE FOR THE ELECTION OF ONE CLASS ONE DIRECTOR TO THE BOARD OF DIRECTORS, FOR THE APPROVAL OF THE AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN, FOR THE APPROVAL OF THE AMENDMENT TO THE 1997 STOCK INCENTIVE PLAN AND FOR THE RATIFICATION OF THE ELECTION OF ARTHUR ANDERSEN LLP AS INDEPENDENT ACCOUNTANTS.

                                                   Dated this        day of
                                                                , 1999

                                                   ----------------------------
                                                     Signature of Stockholder

                                                   ----------------------------
                                                     Signature of Stockholder

                                                   Please sign exactly as your
                                                   name or names appear
                                                   hereon. When signing as
                                                   attorney, executor,
                                                   administrator, trustee or
                                                   guardian, please give full
                                                   title as such. If shares
                                                   are held jointly, each
                                                   holder should sign.

    PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE POSTAGE PREPAID
                               ENVELOPE PROVIDED.